Exhibit 99.1
N E W S R E L E A S E     MEDIA CONTACT
Amy Baker
VP, Corporate Communications and
    Marketing
MVB Financial Corp.
abaker@mvbbanking.com
(844) 682-2265

INVESTOR RELATIONS
Marcie Lipscomb
mlipscomb@mvbbanking.com
(844) 682-2265

MVB Financial Corp. Announces Completion of $40 Million Subordinated Notes Offering and Satisfaction of Financing Condition Under “Dutch Auction” Tender Offer

FAIRMONT, W. Va. (November 30, 2020) — MVB Financial Corp. (NASDAQ: MVBF) (“MVB” or the “Company”) announced today the completion of a private placement of $40 million of 4.25% fixed to floating rate subordinated notes due 2030 (the “Notes”) to certain qualified institutional buyers. The Company intends to use the net proceeds from the sale of Notes to purchase shares of its common stock pursuant to the previously announced modified “Dutch Auction” tender offer and any remaining proceeds for general corporate purposes. The completion of the private placement of the Notes was a condition to the tender offer. This condition has now been satisfied. The Securities and Exchange Commission requires the tender offer to remain open for five additional business days subsequent to the satisfaction of the financing condition. The tender offer was commenced on November 17, 2020 and is scheduled to expire at 5:00p.m. New York City Time, on December 18, 2020, unless otherwise extended.

The Notes are unsecured and have a ten-year term, maturing December 1, 2030, and will bear interest at a fixed annual rate of 4.25%, payable semi-annually in arrears, for the first five years of the term. Thereafter, the interest rate will reset quarterly to an interest rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus 401 basis points, payable quarterly in arrears. The Notes have been structured to qualify as Tier 2 capital for MVB for regulatory capital purposes.

The tender offer remains subject to all other previously announced terms and conditions described in the Offer to Purchase that has been distributed to shareholders, including the previously announced offered price range of not greater than $20.25 and not less than $18.00 per share. None of the Company, its Board of Directors nor the dealer manager is making any recommendation to shareholders as to whether or not to tender their shares. Shareholders must decide how many shares they will tender, if any, and at what price.

Raymond James & Associates Inc. is acting as the dealer manager for the tender offer. Georgeson LLC is acting as the information agent and Computershare Trust Company is acting as the depositary for the tender offer.

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the Company’s common stock. The full details of the tender offer, along with the letter of transmittal and related materials, were previously mailed to shareholders and filed with the U.S. Securities and Exchange Commission as exhibits to the Company’s Schedule TO. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials, together with any and all amendments thereto, prior to making any decision with respect to the tender offer. Shareholders may obtain free copies of the tender offer statement and other filed documents relating thereto filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s web site at www.sec.gov. Shareholders also may obtain a copy of these documents, free of charge, from the Company’s information agent, Georgeson LLC, by calling toll-free at (800) 733-6198.

Raymond James & Associates, Inc. served as lead placement agent for Notes offering and Piper Sandler & Co. served as co-placement agent. Squire Patton Boggs (US) LLP served as legal counsel to MVB and Nelson Mullins Riley & Scarborough LLP served as legal counsel to the placement agents.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation to buy any securities. The offering of the Notes in the private placement was not registered under the Securities Act of 1933, as amended, or any state securities law, and the

Notes may not be offered or sold in the United States absent registration, or applicable exemption from registration, under the Securities Act and applicable state securities laws.

The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About MVB Financial Corp.

MVB Financial Corp., the holding company of MVB Bank, Inc., is publicly traded on The Nasdaq Capital Market® (“Nasdaq”) under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and its subsidiaries, MVB Community Development Corporation, Chartwell Compliance and Paladin, the Company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond. Chartwell Compliance is one of the world’s leading specialist firms in state and federal compliance and market entry facilitation for firms entering into or expanding in North America, serving many of the most high-profile providers of the Fintech industry. For more information about MVB, please visit http://ir.mvbbanking.com.

Forward-looking Statements

MVB Financial Corp. (the “Company”) has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “may,” “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include but are not limited to: the possibility that shareholders will not be receptive to the Tender Offer; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of the Company to consummate the above-described transactions on the terms described above or at all; credit risk; changes in market interest rates; length and severity of the recent COVID-19 (coronavirus) outbreak and its impact on the Company’s business and financial condition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.